Exhibit n.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Selected Financial and Other Data” and "Independent Registered Public Accounting Firm" and to the inclusion of our report dated December 14, 2011, in the Registration Statement in Form N-2 of Medley Capital Corporation dated January 27, 2012.

/s/ Ernst & Young LLP

New York, New York

Date: January 27, 2012